Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-29439, 333-62681, 333-78199, 333-44922, 333-59478, 333-88360, 333-112738, 333-117058 and 333-143945) of our report dated March 30, 2007, with respect to the 2006 consolidated financial statements and financial statement schedule of GTSI Corp. included in this Annual Report (Form 10-K).
/s/ Ernst & Young LLP
McLean, Virginia
March 5, 2009